Exhibit 99.1

FOR FURTHER INFORMATION:
A. Vincent Siciliano	James Burgess
President and CEO	EVP and CFO
Tel: 858-875-2005	858-875-2008
Email: vsiciliano@1stpacbank.com	jburgess@1stpacbank.com

1ST PACIFIC BANCORP ANNOUNCES COMPLETION OF BANK HOLDING
COMPANY REORGANIZATION

SAN DIEGO, January 30, 2007 — A. Vincent Siciliano, President and Chief Executive Officer of 1st Pacific Bancorp (OTC BB: FPBN), announced that on January 16, 2007, the bank holding company reorganization of 1st Pacific Bank of California was completed. Effective Tuesday, January 30, 2007, the common stock of 1st Pacific Bancorp will begin trading on the OTC Bulletin Board under the symbol FPBN.

In the reorganization, outstanding shares of common stock of 1st Pacific Bank of California were converted into an equal number of shares of common stock of 1st Pacific Bancorp, and 1st Pacific Bank of California is now wholly-owned by 1st Pacific Bancorp.  The bank holding company was approved by the appropriate state and federal regulators and the shareholders of 1st Pacific Bank of California.

Mr. Siciliano stated, “We are pleased to be moving ahead with this next step in our ongoing strategic evolution. The new corporate structure will provide additional flexibility for corporate activities, and for raising capital through borrowing. This action will support the continued expansion of our business and bring added value to our shareholders.”

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s largest local business bank. The bank offers a full complement of business products and services to meet the financial needs of professional firms, small to mid-sized businesses, their owners and the people who work there. Offices are located in the Golden Triangle area of La Jolla, in the Tri-Cities area of Oceanside, in Mission Valley, in Inland North County, and at its newest office in El Cajon. The bank also operates a loan production office serving the Inland Empire in Murrieta. The bank opened Nov. 17, 2000 after raising $11.5 million in an initial public offering. For additional information, visit the Company’s web site: www.1stpacbank.com.

Forward Looking Statements

Certain matters discussed in this press release constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements describe future plans, strategies, and expectations, and are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Bank, the banking industry and general economic conditions. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) competitive pressures in the banking industry; (2) changes in interest rate environment; (3) general economic conditions, nationally, regionally, and in operating markets; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) future credit loss experience.

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